September 23, 2014

To Our Shareholders, Employees, and Friends,

We are pleased to inform you of highly positive results for FY2014. The upward trend of 1st Q FY2014 reported in last year’s letter was sustained and produced a year of record performance. U.S. Budget Control Act (sequestration) considerations have been substantially moderated by a series of individual funding appropriations. While this is most welcome, the political rhetoric continues to include dire warnings of future effects if elements of this Act are permitted to mature without modification. We no longer anticipate major dislocations in this area. Our growth in domestic commercial applications persists unabated as we continue to increase sales and account penetration in the commercial avionics, oil & gas exploration and medical sectors.

Western European economic activity is no longer in decline and the Euro Zone has regained a large measure of stability, albeit at the price of often severe austerity measures. There is no effective improvement to report in this region, and Western Europe is not a viable target for growth strategy at this time. Maintenance of existing market penetration will be our primary goal.

Last year’s reported opening of a Marketing/Sales office in Moscow was followed by a training visit, supply of materials and literature, etc. We were advised of early successes in approval of our product offerings with the potential of substantial follow-on sales. It is most unfortunate that the recent Ukrainian conflict has placed political barriers in the path of business growth. We can only hope this resolves soon.

Despite the negative indicators, we have initiated strong growth strategies on several fronts. Development of our high speed connector line, Hyperkinetic®, continues with healthy interest from potential users. We continue to expand existing product lines offering additional sizes and features, especially in our individual power contact series which will permit us to address a previously under-served market. On the production side, we have initiated a program of additional Hyperboloid contact manufacturing equipment and machines. This will permit substantial increases in our output.

Our financial results are the highlight of this report. FY2014 revenues increased to $15,432,000 from $13,330,000, a rise of 16%. Operating income grew to $2,547,000 from $1,780,000 for a 43% increase, and net income increased to $1,454,000 from $930,000, equal to 56%. The 1st Q FY2015 (for the quarter ended June 27, 2014) unaudited figures show a minor decline to revenues of $3,936,000 from $4,091,000 and a net income reduction to $387,000 from $549.000. At the end of FY 2014, the backlog was $5,861,000. The backlog has now grown to a record level of almost $8,000,000.

Despite the clear challenges in front of us, we are optimistic that our programs and strategy will serve us well in this fiscal year. With the most welcome support of our shareholders, employees, and friends, we can look forward to a successful year ahead.

Thank you,

/s/ Michael Offerman

Michael Offerman

President

140 58th Street – 8E, Brooklyn, NY 11220::Tp. 718-492-4446,7,8::Fax 718-492-9897,8

Email ieh@iehcorp.com::Web www.iehcorp.com